Exhibit 10.1

MEXICAN RESTAURANTS, INC.
1135 Edgebrook
Houston, Texas 77034-1899

SEPARATION AGREEMENT AND GENERAL RELEASE

December 1, 2006

Mr. Curt Glowacki
5319 Blue Creek
Kingwood, TX 77345

Dear Curt,

Please know that the Board of Directors and your management team at Mexican Restaurants, Inc. (collectively, with its subsidiaries, the “Company”) truly appreciate your efforts on behalf of the Company, the results of which are reflected in the Company’s operating performance under your leadership. We wish you continued success in subsequent ventures.

Please permit this letter to evidence our agreements with you concerning the termination of your employment relationship with the Company. The severance compensation described below is made available to you by the Company with respect to the termination of your employment, provided you agree to the terms of this Separation Agreement and General Release (this "Agreement").

I.
This Agreement is made between the Company and Curt Glowacki ("Employee", "You" or "I"). Unless the Company and You enter into this Separation Agreement and General Release, You do not have a right to any of the extra severance benefits described in this document. However, in consideration for You agreeing to these terms, as described below, the Company will provide You with the following:

Separation Compensation:

1.	All accrued salary through the termination date, less standard withholding.

2.
An aggregate cash payment of $596,764 with respect to Employee’s stock options as vested through December 15, 2006, which the parties to this letter agree are conclusively set forth on Exhibit “A”, less standard withholding, calculated based upon the difference between $10.50 per share and the per share exercise prices of such vested stock options. Such payment shall be made by the Company on or before December 31, 2006.

3.
Conversion or continuation of insurance coverage shall be in accordance with the provisions of the applicable insurance plans and law. COBRA notification will be provided separately. You will be eligible for continuation of health coverage (medical and dental) under COBRA.

II.	In return for the benefits listed in this Agreement, the undersigned Employee agrees to the following:

I agree, on behalf of myself and all of my heirs or personal representatives, to release the Company, its predecessors and successors, all affiliates, and all of their present or former directors, officers, agents, partners, employees, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, (collectively hereafter, the “MRI Group”) from any and all claims for relief of any kind, whether known to me or unknown, and concerning events occurring at any time up to the date of this agreement, including, but not limited to those that in any way arise out of or relate to my employment or the termination of my employment with the Company, any and all claims of discrimination of any kind, including, but not limited to claims of discrimination due to sex, age, race, ethnicity, color, religion, national origin, disability, marital status, sexual orientation or political affiliation, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, each as amended, or under any other applicable federal, state or local laws or ordinances or any other legal restrictions on the Company’s rights, including but not limited to the Texas Commission on Human Rights Act. I further agree not to file a suit of any kind against the MRI Group relating to my employment or to participate voluntarily in any employment-related claim brought by any other party against the MRI Group. I understand that this Agreement effectively waives any right I might have to sue the MRI Group for any claim arising out of my employment or the termination thereof.  This Agreement shall not be construed as releasing or affecting any claim I may have for benefits vested under any ERISA or pension plan. Nothing in this Agreement is meant to waive any right I may have for unemployment benefits from the State of Texas or to elect COBRA continuation coverage.

I expressly agree and acknowledge that this Release is intended to include in its effect, without limitation, all claims relating in any manner to my employment or the termination of my employment with the Company that I do not know or suspect to exist in my favor at this time.

III.
In consideration for the Company’s agreements set forth above, I agree that I shall not do any of the following, during the twenty-four (24) -month period following December 15, 2006, whether directly or indirectly, personally or through others:

a.	Hire, attempt to hire, contact or solicit with respect to hiring on behalf of any person or entity any employee (as defined below) of the Company;

b.	Seek or encourage any present or future vendor, supplier, distributor, customer or investor to terminate or otherwise alter his, her or its relationship with the MRI Group;

c.	Disparage the MRI Group, its officers, directors, employees or former officers, directors and employees.

For purposes of this Article III, the term “employee” shall mean any individual employed by the Company at or after the execution of this Agreement or within six (6) months prior to such contact, solicitation, recruitment or hiring.

IV.
I acknowledge the receipt from the Company of confidential, proprietary and restricted information, and recognize that it is critically important to the Company that such information be protected from disclosure or use by any person or entity without the Company’s express permission. While I understand that I have had such an obligation since I began my employment with the Company, I confirm in this Agreement that I shall not disclose any confidential, proprietary or restricted information of the Company, and shall not make use of such confidential, proprietary or restricted information in any manner at any time. I further agree to make myself reasonably available to the MRI Group or its attorneys for consultation and information regarding any Company legal matters or investigations that may arise, and to provide only truthful information.

V.
I acknowledge that this Agreement and General Release does not constitute an admission of any kind by the Company, but is simply an accommodation that offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and signing this document.

I understand and agree that if I violate this Agreement and General Release, I am subject to forfeiture or repayment of these extra benefits, and any damages incurred by the Company.

To the extent I have not already done so, I agree to immediately return to Mexican Restaurants, Inc. (Attention: Chief Financial Officer) any and all Company documents and other property of the Company regardless of media form.

I understand that I may have up to twenty-one (21) days from the date of this letter to consider this Agreement and have been encouraged and am again hereby advised by the Company to consult with an attorney prior to its execution. I understand that if I sign this Agreement and Release, I will then have seven days to cancel it if I so choose. I acknowledge that I may cancel this Agreement by delivering a timely written notice of cancellation to Andrew J. Dennard, Chief Financial Officer of the Company. However, if I elect to cancel this Agreement, I understand I will not be entitled to any of the extra severance benefits. I realize this Agreement is not effective or enforceable until the seven-day period expires without revocation.

I am entering into this Agreement freely and voluntarily, and I am satisfied that I have been given sufficient opportunity to consider it and consult with legal counsel. I have carefully read and understand all of the provisions of this Agreement. I understand that it sets forth the entire Agreement between the Company and me, and I represent that no other statements, promises, or commitments of any kind, written or oral, have been made to me by the Company to cause me to accept it. I acknowledge acceptance of this Agreement by my signature below.

(Signature page follows)

12/1/06	/s/ Curt Glowacki
Date	Curt Glowacki

Agreed to and accepted on behalf of Mexican Restaurants, Inc.:

12/1/06	By:	/s/ Louis P. Neeb
Date	Printed Name:	Louis P. Neeb
Title:	Chairman

EXHIBIT “A”

Stock Option Summary

Options	Cash Payment*

Vested stock options for 36,000 shares exercisable for $8.625 per share	$50,859

Vested stock options for 28,000 shares exercisable for $4.313 per share	$173,236

Vested stock options for 90,000 shares exercisable for $2.70 per share	$372,668

Total	$596,764

*Based on the difference between the per share exercise price and $10.50 per share multiplied by the number of vested options. Such cash payment shall be made net of standard withholding.